Exhibit 16

Power of Attorney

Volkswagen Aktiengesellschaft

(the “Principal”)

a stock corporation incorporated pursuant to the laws of Germany, with its business address at Berliner Ring 2, 38440 Wolfsburg, Germany and registered with the commercial register of the local court of Braunschweig under no. HRB100484 hereby grants power of attorney to

Matthias Gründler (Chief Executive Officer of TRATON SE)

and

Christian Schulz (Chief Financial Officer of TRATON SE)

(“Attorney(s) in Fact”)

to execute, acting jointly with another authorized signatory of the Principal, for and on behalf of the Principal any and all regulatory and/or securities filings in connection with the acquisition by TRATON SE of shares of common stock, par value $0.10 per share, of Navistar International Corporation (the “Company”), including (i) Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Act”), and the rules and regulations thereunder, and any amendments, supplements or modifications thereto and (ii) Schedule 13D in accordance with the Act, and the rules and regulations thereunder, and any amendments, supplements or modifications thereto; and

to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable in connection with the foregoing.

The Attorney(s) in Fact is/are authorised to make all necessary or expedient declarations and carry out all such legal actions in connection with the above.

This power of attorney is subject to substantive German law under exclusion of the international conflict of law rules.

This power of attorney expires on 31 August 2021, 24:00 hrs. (CET).

Wolfsburg, 10 September, 2020

ppa.	ppa.

/s/ Frank Witter	/s/ Jurgen Rittersberger

Frank Witter	Jurgen Rittersberger

Member of the Management Board, Finance and IT	General Secretary and Senior Vice President Group Strategy

for Volkswagen Aktiengesellschaft	for Volkswagen Aktiengesellschaft